As of December 18, 1996


                      EQUITY LOAN FACILITY
                        LETTER AGREEMENT



Panda Brandywine Corporation
4100 Spring Valley
Suite 1001
Dallas, Texas  75244

Panda Energy Corporation (a Delaware corporation)
4100 Spring Valley
Suite 1001
Dallas, Texas  75244

Ladies and Gentlemen:

          For purposes hereof, reference is hereby made to:

          (1) the Construction Loan Agreement and Lease Commitment, dated as of March 30, 1995 (the "Construction Loan Agreement"), among Panda-Brandywine, L.P., a limited partnership organized under the laws of Delaware (the "Partnership"), Panda Brandywine Corporation, a Delaware corporation, and the sole general partner of the Partnership (the "General Partner") and General Electric Capital Corporation, a New York corporation, in its individual capacity ("GE Capital"), pursuant to which GE Capital agreed, subject to the terms and conditions set forth therein, to make loans to the Partnership, issue letters of credit and make available to you a commitment to issue equity loans (an "Equity Loan Facility"); and

          (2) the Participation Agreement, dated as of December 18, 1996 (the "Participation Agreement"), among the Partnership, the General Partner, GE Capital in its individual capacity and as owner participant (in such capacity, the "Owner Participant"), Fleet National Bank (formerly known as Shawmut Bank Connecticut, National Association), a national banking association, not in its individual capacity but solely as owner trustee (in such capacity, the "Owner Trustee") under the Trust Agreement and as security agent under the Security Deposit Agreement, First Security Bank, National Association, a national banking association, not in its individual capacity but solely as indenture trustee (in such capacity, the "Indenture Trustee") under the Indenture, Credit Suisse, a bank organized and existing under the laws of Switzerland, acting by and through its New York branch ("Credit Suisse"), as administrative agent (in such capacity, the "Administrative Agent") for the entities listed on Schedule I thereto as the "Loan Participants". Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in Annex A to the Participation Agreement.

          The parties hereto are entering into this Letter Agreement to maintain the commitment of GE Capital to make available the Equity Loan Facility after the Construction Loan Agreement is terminated, subject to the terms and conditions herein. The obligation of GE Capital to make available the Equity Loan Facility shall be subject to the fulfillment to the satisfaction of, or waiver by, GE Capital of the following conditions precedent on or prior to the Date of Final Completion:

          1. the occurrence of the Date of Final Completion and the delivery by the Partnership to GE Capital of the Final
     Completion Certificate.

          2. the execution and delivery of (A) a loan agreement in form and substance satisfactory to GE Capital, reflecting the terms set forth in Exhibit A and having substantially the same terms and provisions contained in the Participation Agreement and the Construction Loan Agreement, including without limitation, with respect to representations, conditions precedent, covenants and defaults, (B) subordinated pledge agreements executed by each borrower under the Equity Loan Facility in form and substance satisfactory to GE Capital and having substantially the same terms as the Pledge Agreements (together with appropriate subordination documentation in form and substance satisfactory to the Administrative Agent, together with such other documents and opinions as the Administrative Agent shall reasonably request) and (C) amendments to the Transaction Documents reasonably required by GE Capital to reflect the making of the Equity Loans; provided, however, that each such agreement referred to in clauses (A) and (B) and any such amendment referred to in clause (C) shall require the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed.

          3. the execution and delivery by the Limited Partner and/or the General Partner, as the case may be, of a note, in form and substance satisfactory to GE Capital and the Administrative Agent, in an amount equal to the Equity Loan Commitment.

          4. the delivery to GE Capital of updated Operating Projections for the Partnership which shall be satisfactory in form and substance to GE Capital and shall show, among other things, an Operating Cash Flow Ratio (for this purpose, taking into account (A) required debt service on the Equity Loans, assuming the drawing in full of all amounts available under the Equity Loan Facility on the Date of Final Completion and the amortization thereof in accordance with Exhibit A, (B) required deposits into the Rent Reserve Account and the Maintenance Reserve Account and
     (C) the effect of the capacity payment clawback under the Power Purchase Agreement and, if the actual amount thereof has not yet been determined, assuming the maximum clawback) of at least 1.35 to 1.0 for each Quarterly Measurement Period to occur during the Basic Term and an average Operating Cash Flow Ratio of not less than 1.40 to 1.0 for the Basic Term; provided that to the extent the foregoing restrictions would prevent the Equity Loan Facility from being made available in the full amount of the Equity Loan Commitment, the Partners shall nevertheless have the right to establish the Equity Loan Facility in a lesser amount meeting the foregoing restrictions.

          Without limiting the provisions of Section 8 of the Participation Agreement, the Limited Partner and the General Partner, jointly and severally agree (a) to indemnify and hold harmless GE Capital and the Administrative Agent and Indenture Trustee and its respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an "indemnified person") from and against any and all losses, claims damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Letter Agreement, the Equity Loan Facility, the use of the proceeds thereof, or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they arise from the willful misconduct or gross negligence of such indemnified person, and (b) to reimburse GE Capital and its affiliates upon presentation of reasonable documentation for all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) incurred in connection with the Equity Loan Facility and any related documentation (including this Letter Agreement and the definitive financing documentation). No indemnified person shall be liable for any indirect or consequential damages in connection with its activities related to the Equity Loan Facility.

          This Letter Agreement shall not be assignable by the Limited Partner nor the General Partner without the prior written consent of GE Capital and the Administrative Agent (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and, to the extent specified herein, the Administrative Agent on behalf of the Holders). This Letter Agreement may not be amended or waived except by an instrument in writing signed by the parties hereto and with the prior written consent of the Administrative Agent. This Letter Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Letter Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

          This Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.


                                 Very truly yours,

                                 GENERAL ELECTRIC CAPITAL
                                 CORPORATION

                                 By:  /s/ Michael J. Tzougrakis
                                    Name:  Michael J. Tzougrakis
                                    Title:  Manager of Operations


Accepted and agreed to
as of the date first
written above by:

PANDA BRANDYWINE CORPORATION


By:  /s/ William C. Nordlund
   Name:  William C. Nordlund
   Title:  Senior Vice President


PANDA ENERGY CORPORATION


By:  /s/ William C. Nordlund
   Name:  William C. Nordlund
   Title:  Senior Vice President






                                                     Exhibit A to
                                             Equity Loan Facility
                                                 Letter Agreement

                       Equity Loan Terms

          Capitalized terms used herein are defined in Annex A to the Participation Agreement.

Borrower:        The Limited Partner and/or the General Partner.

Availability:    The Equity Loan Facility will be available
                 for up to four years from the Date of Final
                 Completion in amounts not less than $4.0 million per draw with a limit of [four] draws.

Equity Loan
Commitment:      Up to a maximum of $17,511,355.

Description;
Conditions
to Draws:        Upon the Date of Final Completion, GE
                 Capital (or assignees/designees) would make available the Equity Loan Commitment of up to $17,511,355 in accordance with Equity Loan
                 Facility Letter Agreement, dated as of December
                 18, 1996 (the "Letter Agreement"). Funding of each draw under the Equity Loan Facility would be subject to the satisfaction of each of the applicable conditions precedent set forth in subsection 5.1 of the Participation Agreement and the conditions described in the Letter Agreement.
                 In addition, each draw will be subject to the maintenance of an Operating Cash Flow Ratio
                 (taking into account (i) required deposits into the Rent Reserve Account and the Maintenance
                 Reserve Account and (ii) the effect of the capacity payment clawback under the Power Purchase
                 Agreement and, if the actual amount thereof has not yet been determined, assuming the maximum clawback) of at least 1.35 to 1.0 for each Quarterly Measurement Period to occur during the Basic Term and an average Operating Cash Flow
                 Ratio of not less than 1.40 to 1.0 for the Basic
                 Term, assuming the amortization schedule set forth in Appendix 1 hereto.

Interest Rate:   The interest rate would be fixed at 515
                 basis points over the applicable treasury rate in effect at the time of Equity Loan funding.

Amortization:    As per Appendix 1.

Maturity Date:   15 years from the Lease Commencement Date.

Security:        The Equity Loan Facility shall be secured
                 solely by a pledge by the General Partner and the Limited Partner of their partnership interests in the Partnership in each case subordinated to the interests of the Owner Trustee and Indenture
                 Trustee therein.

Documentation:   The Equity Loan Facility will be documented by (a)
                 a new loan agreement with the Partners having substantially the same terms and provisions as contained in the Construction Loan Agreement, including, without limitation, with respect to representations, conditions precedent, covenants and defaults and (b) new subordinated pledge agreements having substantially the same provisions as the Pledge Agreements, in each case satisfactory in form and substance to the Administrative Agent, together with such other documentation as the Administrative Agent shall reasonably request. The parties will also make any appropriate modifications to the Transaction
                 Documents as shall be reasonably required by GE
                 Capital, provided, however, that no such modifications shall be made without the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed.



                                          Appendix 1 to Exhibit A


               Equity Loan Amortization Schedule


       Year                          Equity Loan Principal Repayment
       (Starting from the Date       (expressed as an annual percentage
        Date of Final Completion)     of total Equity Loans)

          1*/                             4.75%

          2                               4.84%

          3                               5.11%

          4                               5.38%

          5                               8.37%

          6                               8.89%

          7                               8.89%

          8                               7.33%

          9                               6.09%

          10                              4.87%

          11                              4.97%

          12                              4.89%

          13                              5.06%

          14                              6.53%

          15                             14.03%
                                        _______
                              Total     100.00%


*/ In the event an Equity Loan is made in years two, three or four, the amortization payments which were required for the preceding years (e.g. if an Equity Loan is made in year three, those payments which were required in years one and two) shall be evenly distributed over the three years immediately succeeding the year in which such Equity Loan is made.